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                              AMENDMENT OF LEASE

     This Amendment of Lease ("Amendment" is made as of this 25th day of September, 1997, by and between GMT Corporation, a Minnesota corporation, whose address is 245 East Sixth Street 55101 ("Landlord") and BMC Industries, Inc., a Minnesota corporation, whose address is 278 East Seventh Street, Saint Paul, Minnesota 55101 ("Tenant").


                                   RECITALS:

     WHEREAS, Landlord and Tenant are parties to that certain Agreement originally between Control Data Corporation and Buckbee Mears Company dated November 20, 1978, as amended by various amendments and agreements (collectively, "Lease"); and

     WHEREAS, Landlord and Tenant desire to amend the Lease upon terms and conditions set forth below.

     NOW, THEREFORE, In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Effective October 1st, 1997 through February 28th, 1999 the leased space shall be increased by 19,219 square feet on PS-3 ("PS-3 Space") as shown on Exhibit A attached hereto and made a part hereof. Tenant has the option to review this lease on this space for another one-year period.
2. Except, as specifically provided herein, tenant agrees to accept the PS-3 space "as is".
3. Tenant shall pay an annual rent of $10 per square foot. This rate shall only include rent, real estate taxes and common area maintenance.
4. Landlord will install, at its expense, a new elevator between the second and third floors of the building at the entrance of the skyway. This elevator will be accessible only to the skyway and not to the PS-3
     Space. Landlord will construct a wall around the new elevator and skyway access to block all public access to the PS-3 Space. Landlord will block all public access to the PS-3 space within ten weeks of the date of this Amendment.
5. During the first ten weeks required for item 4 above, Landlord will only invoice tenant for 17,895 square feet. Thereafter, Landlord will invoice tenant for the entire 19,219 square feet.
6. Landlord, at its expense, will construct a wall around the current third floor passenger elevators and stairway access. Access to the PS-3 Space will be limited to one door from the newly constructed confined space around the passenger elevator/stairway access. Tenant, at its expense, will place a combination lock on this door. Landlord will complete this work within ten weeks of the date of this Amendment.
7. Landlord shall have one week from the date of this Amendment to remove all debris and equipment from the PS-3 Space. Landlord shall have no obligation to remove or construct interior walls within the PS-3 Space. However, Tenant shall have the right to remove and/or construct interior walls within the PS-3 Space to meet its requirements. Tenant shall not have an obligation to remove or restore interior walls within the PS-3 Space following termination of the Lease.
8. Tenant agrees to take all reasonable measures to reduce the noise created by the operation of its equipment in the PS-3 space so as to prevent the disturbance of other tenants within the building.
9. Except as specifically provided herein, the terms and conditions of the Lease shall continue in full force and effect.
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IN WITNESS WHEREOF, This Amendment has been executed as of the date set forth above.



                              LANDLORD:  GMT CORPORATION
                              By:  /s/ HENRY ZAIDAN
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                              Its: PRESIDENT
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                              TENANT:  BMC INDUSTRIES, INC.
                              By:  /s/ BENJAMIN A. TENO
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                              Its: VICE PRESIDENT/GENERAL MANAGER
                                   ------------------------------